CANTERBURY CONSULTING GROUP, INC.
          352 Stokes Road, Suite 200, Medford, NJ  08055


                           FOR IMMEDIATE RELEASE

  CANTERBURY ANNOUNCES TERMINATION OF SUBSIDIARY PRESIDENT

Medford, NJ - March 18, 2003

Canterbury Consulting Group, Inc. (NASDAQ:CITI) announced today that the employment of the President of its wholly owned subsidiary, Usertech/Canterbury Corp. has been terminated, and he has been removed as an officer and director of that subsidiary. Accordingly, the balance of his employment contract in excess of $700,000 with the subsidiary has been revoked. The ramifications of this termination have not been fully determined. Open items are any contest by the former president, as well as legal action by the Company for possible additional damages following the completion of an ongoing investigation. The Company does not anticipate, but there is no assurance, any negative cash flow or financial detriment as a result of these events.


About Canterbury Consulting Group, Inc.
----------------------------------------
Canterbury Consulting Group, Inc. provides broad-based information technology and management consulting services and training to both commercial and government clients (primarily state and local governments).

Canterbury's focus is to become an integral part of its clients' management and technical infrastructure, designing and applying the best products and services to help them achieve a competitive advantage.

Canterbury offers the following technology solutions:
* Project management                       * Hardware sales and support
* System engineering and consulting        * Permanent and temporary IT staffing
* Distance learning solutions (e-Learning) * Technical and desktop applications training
* Customized learning solutions for ERP    * Help desk and service center
  & CRM                                      support
* Management training programs             * Records and asset tracking
                                             management system software
                                             and hardware


For more information, visit www.canterburyconsultinggroup.com.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to general financial, economic, regulatory and political conditions or additional factors unknown to the Company at this time, as well as more specific risks and uncertainties such as those set forth in documents filed by the Company with the SEC (including, but not limited to, its most recent reports on Form 8-K, Form 10-Q and Form 10-K, copies of which are available upon request or over the Internet at www.sec.gov). Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the Company has no intent, and disclaims any obligation, to update any such factors or forward-looking statements to reflect future events or developments.

Contact:
Matthew Hayden
President
Hayden Communications, Inc.
760-487-1137
843-272-4653



An investment package including financial statements is available from the Company. Public filings can be obtained electronically online via www.sec.gov.